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                                  State of Delaware

                          Office of the Secretary of State               PAGE 1

                          --------------------------------


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ELECTRONIC TRANSMISSION CORPORATION", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JUNE, A.D. 1998, AT 2 O'CLOCK P.M.

     AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-FOURTH DAY OF JUNE, A.D. 1998.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                              /s/ Edward J. Freel
                       [SEAL]           -------------------------------------
                                         EDWARD J. FREEL, SECRETARY OF STATE


2709640    8100     AUTHENTICATION: 9141638

                              DATE: 06-16-98
981232120

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                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                   FILED 02:00 PM 06/16/1998
                                                     981232120 - 2709640

                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION


     ELECTRONIC TRANSMISSION CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

     FIRST:  The name of the Corporation is Electronic Transmission
Corporation.

     SECOND: The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          "FOURTH. The Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Two Million (22,000,000) shares of which Twenty Million (20,000,000) shall be Common Stock and Two Million (2,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $1.00. Upon the amendment of this Article, every four (4) issued and outstanding shares of Common Stock $0.001 par value per share ("Old Common Stock"), shall be automatically and without any action on the part of the stockholders converted into reconstituted as one (1) share of Common Stock $0.001 par value per share ("New Common Stock"), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the Certificate of Incorporation becoming effective, pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), represented outstanding shares of Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange.

          No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will issue one additional share of New Common Stock, or cash if it so elects. If the Corporation elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the OTC Bulletin Board of the Nasdac Stock Market, Inc. for the five trading days preceding the Effective Date. Such cash payment if elected by the Corporation, would be made upon surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend of other rights except the right to receive payment therefor as described herein."

     THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of June 24, 1998.

     FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors of the Corporation.


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     FIFTH:  That at a special meeting of stockholders held on February 25,
1998, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor the amendment.

     SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this 15th day of June, 1998.

                              ELECTRONIC TRANSMISSION CORPORATION


                              By:   /s/ STEVEN K. ARNOLD
                                 ---------------------------------------------
                                   Steven K. Arnold, Chairman of the Board and
                                   Chief Executive Officer


ATTEST:


By:   /s/ LOUANN C. SMITH
   ----------------------------
     Louann C. Smith Secretary


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